Exhibit 99.1

LIBERTY GLOBAL SCHEDULES INVESTOR CALL FOR FULL-YEAR 2021 RESULTS

Denver, Colorado – January 18, 2022

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its full-year 2021 results on Thursday, February 17, 2022. You are invited to participate in its Investor Call, which will begin the following day at 09:00 a.m. (Eastern Time) on Friday, February 18, 2022. During the call, management will discuss the Company’s results, and may provide other forward-looking information. Please dial in using the information provided below at least 15 minutes prior to the start of the call.

Domestic	866-559-5387	Conference Passcode 829667
International	+1 516-575-8528
In addition to the dial-in teleconference, a summary investor presentation and listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect over 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in the Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while our joint-ventures in the UK and the Netherlands generate combined annual revenue of more than $17 billion.

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like Plume, ITV, Lions Gate, Univision and the Formula E racing series.

Revenue figures above are provided based upon 2020 results and on a combined Virgin Media and O2 UK basis. For more information, please visit www.libertyglobal.com.

For more information:

Investor Relations:                Corporate Communications:
Michael Bishop +44 20 8483 6246        Molly Bruce +1 303 220 4202
    Matt Beake +44 20 8483 6428